CPS EXECUTIVE MANAGEMENT BONUS PLAN

Approval by Shareholders
The material terms of the Executive Management Bonus Plan were submitted to the shareholders of CPS (“CPS” or the “Company”) on June 15, 2006, and were submitted to the shareholders again, with certain material amendments, on June 4, 2008. Shareholder approval of the material terms of the Plan, including the Objective Performance Measures, is required in order for the bonuses paid upon achievement of the Objective Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Shareholder approval was obtained on June 15, 2006 and June 4, 2008.

Plan Term	Seven fiscal years beginning January 1, 2006

Plan Effective Date	January 1, 2006

Plan Year	Calendar year

Purpose	The purpose of the Plan is to increase shareholder value by providing an incentive for the achievement of goals that support CPS strategic plan.

Eligibility	CPS employees serving in positions of vice president and above are eligible to participate in the Plan.

The chief executive officer may recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by CPS, or if the Participant engages, directly or indirectly, in any activity that is competitive with any CPS activity.

If a Participant changes from an eligible position to an ineligible position during the Plan Period, eligibility to participate will be at the discretion of the Compensation Committee.

Target Bonus
The Target Bonus for each Participant shall be established by the Compensation Committee no later than ninety (90) days after the beginning of the Plan Year. The Target Bonus shall be the maximum amount that would be paid to the Participant under the Plan if 100% of Objective Performance Goals and 100% of Individual Performance Goals were met. The Target Bonus may be established as a percentage of Base Pay, a specific dollar amount, or according to another method established by the Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Objective Performance Goals and Individual Performance Goals.

Base Pay is the annual pay rate established for the Participant by CPS and in effect on the last day of the Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. CPS, in conjunction with the Compensation Committee, may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

Objective Goals
In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more objective performance measures from among Earnings,  Earnings Per Share, Earnings Per Share Before Taxes, Return on Capital, Originations Growth, Originations Volume, Return on Assets, Shareholder Total Return, Portfolio Net Loss Percentage and other objectively determinable measures or events relating to the business of the Company, and shall establish Objective Performance Goals based on such measures. The Compensation Committee shall select the Objective Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

The Compensation Committee shall select the amount of the Target Bonus for each Participant that will be determined by achievement of the Objective Performance Goals.

The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Objective Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

If the Objective Performance Goals selected by the Compensation Committee are not met, no bonus related to those goals is payable under the Plan.

Individual Goals	The portion of the Target Bonus not determined by achievement of the Objective Performance Goals shall be determined by the Participant’s achievement of Individual Goals.

Each Participant with Individual Goals shall submit such Individual Goals for approval by the Compensation Committee.

Bonus payable with respect to achievement of Individual Goals shall be neither increased nor decreased by reason of achievement or non-achievement of Objective Goals.

Bonus Payout and Eligibility
Bonus Payout for each Participant is based on the achievement of the Objective Performance Goals and the Individual Goals. A Bonus Payout under this Plan is earned as of the end of the Plan Year and will be paid according to the Plan, if the Participant:

1) remains a CPS employee through the end of the Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and

2) refrains from engaging during the Plan Year, directly or indirectly, in any activity that is competitive with any CPS activity.

The Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan, and may determine to accelerate payment of a portion of a Bonus Payout if related Objective Performance Goals or Individual Goals are met prior to the end of the Plan Year.

Bonus Payout Calculation
Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Compensation Committee shall review and approve for each Participant: the target bonus; the Objective Performance Goals; and the relative weighting of the Goals for the Plan Year. Those metrics will be used to calculate the Bonus Payout for each Participant. Upon completion of the Plan Year, the Compensation Committee shall review the Bonus Payout Calculation for each Participant. The maximum Bonus Payout for the achievement of Objective Performance Goals payable to any one Participant in any Plan Year is $2,500,000 in the case of an individual serving as chief executive officer, and $500,000 in the case of any other participant.

Bonus Payout Prorations
For any employee who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with CPS is terminated prior to the end of the Plan Year because of disability or death, the Compensation Committee (1) shall prorate the Bonus Payout related to the Objective Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within CPS during the Plan Year, the Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.

Administration
Compensation Committee Responsibilities: Approve the Plan design, Objective Performance Goals, and Individual Goals for each Participant. Determine and certify the achievement of the Objective Performance Goals and Individual Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the chief executive officer and the Compensation Committee. All determinations by the Compensation Committee shall be final and conclusive.

Bonus Payout Administration
The Bonus Payout will be made as soon as administratively feasible and is expected to be on or before the 15th of March, following the end of each Plan Year. No amount is due and owing to any Participant before the Compensation Committee has determined the Bonus Payout.

The Company will withhold amounts applicable to Federal, state and local taxes, domestic or foreign, required by law or regulation. Contributions for 401(k) Plan are deducted from cash Bonus Payouts, based on the Participants’ elections then in effect.

Termination of Employment
The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any reason or for no reason. Employment and termination of employment are governed by CPS policy and not by the Plan.

Revisions to the Plan
The Plan will be reviewed by the chief executive officer and the Compensation Committee on a periodic basis for revisions. CPS may, in its discretion with or without notice, review, change, amend or cancel the Plan at any time.